Exhibit 3.221

LIMITED LIABILITY COMPANY AGREEMENT

OF

17111 WATERVIEW PKWY LLC

CONTENTS

RECITALS			1

AGREEMENT			1

1.	Organization of Company		1

	1.1	Name	1

	1.2	Formation	1

	1.3	Term	1

	1.4	Registered Agent	1

2.	Rules of Construction		2

3.	Purpose		2

4.	Principal Office		2

5.	The Member		2

6.	Management of the Company		2

	6.1	Manager	2

	6.2	Authority of Manager	2

	6.3	Limitation on Authority of Manager	2

	6.4	Appointment by Manager	3

	6.5	Execution of Company Documents	3

7.	Capital Contributions; Units		3

8.	Distributions; Allocations of Income and Loss		3

9.	Books and Records		3

10.	Assignments of Company Interest		3

11.	Withdrawal		4

12.	Dissolution		4

13.	Winding Up		4

	13.1	Responsibility for Winding Up	4

	13.2	Distribution of Assets Upon Winding Up	4

14.	Limitation on Liability		4

15.	Indemnification		4

16.	Reliance by Third Parties		5

17.	Amendments		5

18.	Governing Law		5

LIMITED LIABILITY COMPANY AGREEMENT

OF

17111 WATERVIEW PKWY LLC

This Limited Liability Company Agreement of 17111 Waterview Pkwy LLC (this “Agreement”) is effective as of April 29, 2015.

RECITALS

A.    17111 Waterview Pkwy LLC, a Delaware limited liability company (the “Company”) was formed on April 29, 2015 pursuant to the filing of a Certificate of Formation of the Company (the “Certificate of Formation”) with the Secretary of State of the state of Delaware.

B.    The parties hereto desire to enter into this Agreement to reflect the terms and provisions relating to the ownership and management of the Company.

NOW, THEREFORE, in consideration for the mutual promises provided herein, the parties agree as follows:

AGREEMENT

1.	Organization of Company

1.1	Name

The name of the Company is 17111 Waterview Pkwy LLC, or such other name as the Manager may from time to time hereafter designate.

1.2	Formation

The Company has been formed as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”).

1.3	Term

The term of the Company shall be perpetual unless earlier terminated and dissolved pursuant to Section 12.

1.4	Registered Agent

The registered office and registered agent of the Company may be changed by the Manager from time to time.

2.	Rules of Construction

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3.	Purpose

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Manager from time to time.

4.	Principal Office

The principal office of the Company, and such additional offices as the Manager may establish, shall be located at such place or places inside or outside the State of Delaware as the Manager may designate from time to time.

5.	The Member

The name and address of the sole initial member of the Company (the “Member”) are:

Eclipse Electronic Systems, Inc.

17111 Waterview Pkwy

Dallas, TX 75252

6.	Management of the Company

6.1	Manager

The Company shall be managed by a manager (the “Manager”) appointed by the Member. The initial Manager shall be Esterline Technologies Corporation. The Manager may be removed at any time by the Member. The Manager shall serve as such until its resignation or removal by the Member or the appointment of its successor.

6.2	Authority of Manager

The Manager shall have the sole and exclusive right to manage the business of the Company. The Manager shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including the power to execute any contract or other agreement or document on behalf of the Company.

6.3	Limitation on Authority of Manager

The Manager shall not have authority to perform any act in contravention of this Agreement.

6.4	Appointment by Manager

The Manager may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as the Manager shall determine in the Manager’s sole discretion. The Manager may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Manager may from time to time deem appropriate in the Manager’s sole discretion.

6.5	Execution of Company Documents

The Manager may execute any contract or other agreement or document on behalf of the Company, and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware such certificates and other filings as may be required from time to time. When the taking of such action has been authorized by the Manager, any officer of the Company (if appointed) or any other person specifically authorized by the Manager may execute any contract or other agreement or document on behalf of the Company.

7.	Capital Contributions; Units

The Member shall make capital contributions to the Company at such times and in such amounts as shall be determined by the Manager. The initial capital contribution by the Member will be all of the Member’s right, title and interest in and to that certain real property located at 17111 Waterview Parkway, Dallas, Texas, as more particularly described on Exhibit A, and in exchange therefor the Member will be issued 1,000 Units of limited liability company interest in the Company, representing all of the outstanding equity interests of the Company.

8.	Distributions; Allocations of Income and Loss

Distributions of cash or other assets of the Company to the Member shall be made at such times and in such amounts as the Manager may determine. All distributions and allocations of taxable net income or net loss shall be made to the Member.

9.	Books and Records

The Company shall keep accurate books of account and records with respect to its operations. Such books and records shall be maintained at the principal place of business of the Company, or at such other place as the Manager shall determine.

10.	Assignments of Company Interest

The Member’s interest in the Company shall be transferable in whole or in part without the consent of any other person, and the assignee shall be admitted as a Member and succeed to all the rights of the transferring Member upon execution of a counterpart to this Agreement or an endorsement agreeing to be bound by the terms of this Agreement. The books and records of the Company shall be updated to reflect the transfer of the transferring Member’s Company interest to the new Member.

11.	Withdrawal

The withdrawal of the Member shall result in the dissolution of the Company pursuant to Section 12.

12.	Dissolution

Subject to the provisions of Section 13, the Company shall be dissolved and its affairs wound up and terminated upon the determination of the Member to dissolve the Company.

13.	Winding Up

13.1	Responsibility for Winding Up

Upon dissolution of the Company pursuant to Section 12, the Manager may wind up the Company’s affairs; however, any competent court, upon cause shown, may wind up the Company’s affairs upon application of a legal representative or assignee of the Manager, and in connection therewith may appoint a liquidating trustee.

13.2	Distribution of Assets Upon Winding Up

Upon the winding up of the Company, the assets shall be distributed as follows: (a) to creditors, including the Member should the Member be a creditor, in satisfaction of liabilities of the Company other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to the Member; and (b) the remainder, if any, to the Member.

14.	Limitation on Liability

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member and the Manager of the Company shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.

15.	Indemnification

To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Member and the Manager from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Member or Manager may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while a Member was a Member or a Manager was a Manager, as the case may be, regardless of whether a Member or Manager continues to be a Member or Manager of the Company at the time any such liability or expense is paid or incurred.

16.	Reliance by Third Parties

This Agreement is entered into between the Company and the Member for the exclusive benefit of the Company, its Member, and their successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by applicable statute, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and the Member, either with respect to any contribution to the Company or otherwise.

17.	Amendments

This Agreement may be amended only upon the written consent of the Member.

18.	Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Delaware.

[Page break intentionally inserted.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

COMPANY:

17111 WATERVIEW PKWY LLC

By:	ESTERLINE TECHNOLOGIES CORPORATION, its Manager

By:	/s/ Robert D. George
Robert D. George, Chief Financial Officer,
Vice President & Corporate Development

MEMBER:

ECLIPSE ELECTRONIC SYSTEMS, INC.

By:	/s/ Robert D. George
Robert D. George
Vice President, Secretary and Treasurer

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

BEING a tract of land located in the City of Dallas, Dallas County, Texas, part of the John Clay Survey, Abstract No. 313, being all of Lot 2, Block A/8735, U.T.D. Synergy Park, an addition to the City of Dallas according to the plat thereof recorded in Volume 86051, Page 3744, Deed Records, Dallas County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8” iron rod with yellow cap stamped “Pacheco Koch” found for the southeast corner of said Lot 2, being the intersection of the west right-of-way line of Waterview Parkway (a variable width R.O.W.) and the north line of Cullum Street (a 40’ wide R.O.W.);

THENCE, along the south line of said Lot 2 and the north line of Cullum Street, South 89 degrees 37 minutes 32 seconds West, a distance of 421.90 feet to a 5/8” iron rod with yellow cap stamped “Pacheco Koch” found for the southwest corner of said Lot 2, being the southeast corner of the remainder of a tract of land conveyed to Texas A&M University as recorded in Volume 72221, Page 2873, Deed Records, Dallas County, Texas;

THENCE, along the west line of said Lot 2 and the east line of said Texas A&M University remainder tract, North 00 degrees 09 minutes 46 seconds West, a distance of 389.21 feet to a 5/8” iron rod found for corner, being the northwest corner of said Lot 2 and the southwest corner of Lot 1, Block A/8735, Dresser Addition, an addition to the City of Dallas as recorded in Volume 81023, Page 275, Deed Recorded, Dallas County, Texas;

THENCE, along the north line of said Lot 2 and the south line of said Lot 1, East a distance of 569.35 feet to a 5/8” iron rod found for corner, being the northeast corner of said Lot 2, the southeast corner Lot 1, and being in the west right-of-way line of Waterview Parkway (a variable width R.O.W.);

THENCE, along the east line of said Lot 2 and the west line of Waterview Parkway as follows:

South 30 degrees 00 minutes 00 seconds West, a distance of 34.46 feet to an “X” in concrete found, the beginning of a curve to the left;

Along said curve to the left through a central angle of 19 degrees 30 minutes 20 seconds, a radius of 1,080.62 feet, an ARC length of 367.88 feet, a chord bearing of South 20 degrees 14 minutes 49 seconds West, and a chord distance of 366.11 feet to a 5/8” iron rod with yellow cap stamped “Pacheco Koch” found for corner;

South 10 degrees 29 minutes 39 seconds West, a distance of 13.35 feet to the POINT OF BEGINNING and containing 186,741 square feet or 4.2870 acres of land more or less.